Exhibit 99.1

COMPETITIVE TECHNOLOGIES ANNOUNCES NOTICE OF LAWSUIT
BY FORMER CEO

Fairfield, CT (August 15, 2005) - Competitive Technologies, Inc. (AMEX: CTT) announced today that on August 10, 2005, the Company received notice that John B. Nano, its former President and Chief Executive Officer had commenced suit in the Superior Court in the Judicial District of Stamford, Connecticut seeking the pre-judgment remedy of attachment. Mr. Nano’s suit seeks to attach one of the Company’s bank accounts in the amount of $1.4 million to preserve his ability to collect should he succeed on his claims. In this suit, Mr. Nano alleges that CTT breached his employment contract because it denied him certain severance benefits when it terminated him on June 14, 2005. Mr. Nano also claims, in the alternative, that CTT violated a proposed but unexecuted and undelivered separation agreement and general release which it sought to negotiate with him at the time of his departure. According to his lawsuit, Mr. Nano claims that CTT withdrew the agreement after he communicated his acceptance to the Chairman of CTT’s Board of Directors. The Company denies the allegations of the suit and intends to vigorously defend it and oppose Mr. Nano’s application for a prejudgment remedy.

Dr. Donald J. Freed, the President and Chief Executive Officer of the Company commented, “We are quite disappointed that Mr. Nano has initiated this totally unwarranted action and intend to vigorously defend the interests of the Company and our stockholders. As we have repeatedly informed Mr. Nano and his attorneys, the Company to date has honored and has every intention to continue to honor all applicable provisions of Mr. Nano’s employment agreement, and expects Mr. Nano to do likewise.”

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT’s website: www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “anticipate,”“believe,”“intend,”“plan,”“expect,”“estimate,”“approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on October 29, 2004, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:	Johnnie D. Johnson, Strategic IR, Inc.	E-mail: jdjohnson@strategic-ir.com
	Tel. (212) 754-6565; Fax (212) 754-4333	E-mail: ctt@competitivetech.net